AMENDMENT TO SCHEDULE II
DATED December 30, 2010
OF CUSTODY AGREEMENT BETWEEN CAUSEWAY CAPITAL MANAGEMENT TRUST
AND THE BANK OF NEW YORK MELLON, DATED OCTOBER 19, 2001
SERIES
Causeway International Value Fund; Tax Identification Number 23-3092639
Causeway Emerging Markets Fund; Tax Identification Number 20-5901594
Causeway Global Value Fund; Tax Identification Number 26-2312763
Causeway International Opportunities Fund; Tax Identification Number 27-1207056
Causeway Global Absolute Return Fund; Tax Identification Number 27-2913945

CAUSEWAY CAPITAL MANAGEMENT TRUST		THE BANK OF NEW YORK MELLON

By:		By:
	Name: Turner Swan		Name:
	Title: President, Secretary		Title: